UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Huron Consulting Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2006

Ms. Katelyn Pascuzzi
Fidelity Management & Research
Investment Proxy Research
19 Congress Street, C8A
Boston, MA 02109
BOSTON CHARLOTTE
CHICAGO	Re:	Huron Consulting Group Inc.
HOUSTON LOS ANGELES
NEW YORK		Dear Kate:
SAN FRANCISCO
WASHINGTON DC

Thank you for taking the time to speak with us last Thursday regarding our proposed amendments to the Huron Consulting Group Inc. 2004 Omnibus Stock Plan (the “Plan”) to increase the number of shares Huron is authorized to issue under the Plan.

We want to advise you that in 2006 Huron’s management will recommend to Huron’s board of directors and its compensation committee that the following changes be made to the Plan:

1. That all future awards to non-employee directors be administered by an independent committee of the board of directors rather than the full board of directors;

2.      That all stock options granted under the plan in the future will not be granted at an exercise price of less than 100% of the fair market value of Huron’s common stock. (We also wanted to advise you that the exercise price of the options that Huron has granted to date have all had an exercise price of fair market value at the time of grant);

3.      That subject to a deminimis exception no greater than 5% in the aggregate, (i) future retention-based awards will have a minimum vesting period of at least 3 years; (ii) all performance-based awards will have a minimum vesting period of at least 1 year; and (iii) the compensation committee of Huron’s board of directors will not be able to waive these vesting provisions except in the event of death, disability, termination or retirement of the recipient or a change in control of Huron. The compensation committee is likely to want the flexibility of accelerating equity in connection with termination in lieu of cash payments; and

550 W. Van Buren Street

Chicago, IL 60607

P 312-583-8700    F 312-583-8701

www.huronconsultinggroup.com

Ms. Katelyn Pascuzzi

April 24,2006

4.      That no amendment to the Plan that would materially (i) increase the benefits accruing to participants under the Plan, (ii) increase the aggregate number of securities that may be issued under the Plan or (iii) modify the requirements as to eligibility for participation in the Plan, will be made without the approval of Huron’s shareholders.

We hope that you find our proposal satisfactory. If you have any questions, please do not hesitate to contact me at (312) 583-8733.

Sincerely,

Gary L. Burge
Chief Financial Officer